Exhibit 99.1

For Release: April 29, 2010

Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces Record First Quarter 2010 Results

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.83 million or diluted earnings per share of $0.62 for the three months ended March 31, 2010. This compares with net income of $2.91 million or diluted earnings per share of $0.48 for the same period in 2009. Merchants previously announced the declaration of a dividend of 28 cents per share, payable May 13, 2010, to shareholders of record as of April 29, 2010.

The return on average assets was 1.09% for the quarter ended March 31, 2010 compared to 0.87% for the quarter ended March 31, 2009. The return on average equity for the first quarter of 2010 was 16.61% compared to 14.50% for the first quarter of 2009. Merchants’ earnings for the quarter were impacted by several events: Merchants realized $709 thousand in security gains during the first quarter of 2010, compared to losses of $205 thousand for the first quarter of 2009, and also recorded expense recoveries related to the sale of an OREO property of $318 thousand. These items were offset in part by an $80 thousand other-than-temporary impairment (“OTTI”) charge on one of its investment securities during the quarter, and the accelerated premium amortization of approximately $200 thousand due to Freddie Mac and Fannie Mae repurchases of certain delinquent mortgage loans. “This represents another strong quarter for our company. We did benefit from the transactions just described, but our net income excluding those transactions was up 10% over the same quarter in 2009,” commented Michael R. Tuttle, Merchants’ President and Chief Executive Officer.

Merchants’ taxable equivalent net interest income for the first quarter of 2010 was $12.42 million, a slight increase over $12.36 million for the same period in 2009. During the first quarter of 2010, Freddie Mac and Fannie Mae announced that they would buy back certain delinquent mortgages contained in securities previously sold to investors, including Merchants. These prepayments reduced Merchants’ net interest income by approximately $200 thousand. Merchants’ taxable equivalent net interest margin decreased by twelve basis points to 3.73% for the first quarter of 2010 from 3.85% for the first quarter of 2009, and decreased by two basis points on a linked quarter basis. The margin for the quarter was negatively impacted by six basis points by the accelerated amortization discussed above. The balance of the quarter over quarter decrease in Merchants’ margin was primarily a result of the sustained low interest rate environment. Although Merchants increased its average earning assets quarter over quarter by $50.18 million, the yield on those assets decreased by 70 basis points. At the same time, Merchants has had success in reducing its funding costs, decreasing the average rate paid on interest bearing liabilities by 66 basis points over the same time frame. When comparing the first quarter of 2010 to the fourth quarter of 2009, Merchants’ average earning assets have contracted slightly. The average yield on those assets has decreased by ten basis points, a result of a lower average yield on the investment portfolio primarily driven by the premium amortization discussed above. The average cost of interest bearing liabilities also decreased by ten basis points from the fourth quarter of 2009 to the first quarter of 2010.

Merchants’ quarterly average loans were $915.57 million, a decrease of $5.28 million over the fourth quarter of 2009, and ending balances were $9.67 million lower than year end balances. Decreases in commercial loans, and commercial and residential real estate loans were offset by increases in municipal loans. The decrease in commercial loans may be attributable to the reluctance of businesses to increase capital investments as well as a decrease in utilization rates of lines of credit. Residential refinance activity was substantially lower in the first quarter of 2010 compared to the first quarter of 2009.

The following table summarizes the components of Merchants’ loan portfolio as of the periods indicated:

(In thousands)	March 31, 2010	December 31, 2009
Commercial, financial and agricultural	$ 109,352	$ 113,980
Municipal loans	48,862	44,753
Real estate loans – residential	433,579	435,273
Real estate loans – commercial	281,135	290,737
Real estate loans – construction	27,864	25,146
Installment loans	7,276	7,711
All other loans	801	938
Total loans	$ 908,869	$ 918,538

“Loan demand remained soft during the first 90 days of 2010; however, we are starting to see some evidence of increased activity that may reverse this trend during the second half of 2010,” commented Mr. Tuttle.

Merchants’ investment portfolio totaled $428.95 million at March 31, 2010, an increase of $20.14 million from December 31, 2009 ending balances of $408.81 million. Merchants has been working to redeploy excess cash into the investment portfolio, but has found it challenging to find Agency-backed investments at an acceptable yield in the current environment. Merchants sold two of its low coupon 30 year mortgage backed securities and one callable agency bond during the quarter with a total par value of $19.54 million for a gain of $709 thousand. Merchants also took an $80 thousand OTTI charge against one of its asset backed securities during the quarter.

Both ending and quarterly average deposits were essentially flat at approximately $1.03 billion for the first quarter of 2010 compared to the fourth quarter of 2009; however, ending deposit balances were $59.18 million higher and quarterly average deposit balances were $80.70 million higher than the first quarter of 2009. Merchants has historically experienced seasonal fluctuation during the first quarter of the year that typically leads to decreases in deposits during the first quarter of the calendar year. Since the end of the year there has been some migration from time deposit categories, which have decreased $11.83 million, into Savings, NOW and money market accounts, which have increased $6.11 million. Relationships continue to be added across all business lines, with notable new deposits within the government banking space.

Merchants recorded a $600 thousand provision for credit losses during the first quarter of 2010 compared to $600 thousand for the fourth quarter of 2009 and $900 thousand for the first quarter of last year. There were several factors that influenced the provision expense this quarter:

•

Total loans decreased during the quarter to $908.87 million compared to $918.54 million at year end;

•

Although Merchants experienced net charge-offs of $1.89 million for the quarter, almost all of those charges were against specific reserves allocated by Merchants to troubled borrowers in the fourth quarter of 2009;

•

Non-accruing loans decreased $5.37 million, or 37.5% to $8.93 million at March 31, 2010 compared to $14.30 million at December 31, 2009. The reduction in non-accruing loans is primarily attributable to a combination of paydowns totaling $3.64 million as well as the write down of $1.90 million in loan balances outstanding. As mentioned previously, the majority of these write downs had been reserved for in prior quarters.

Total loans 30 to 89 days past due at March 31, 2010 were $1.23 million or 0.14% of total loans, which is generally consistent with delinquency levels in prior periods:

Quarter Ending:	30-89 Days
December 31, 2009	0.09%
March 31, 2009	0.05%
December 31, 2008	0.16%

Merchants’ residential mortgage loan portfolio continues to perform well, even under the currently stressed economic conditions. Residential loans 30 to 89 days past due at March 31, 2010 totaled 9 basis points as a percentage of residential mortgages, consistent with prior periods and total past due residential loans, including non-accruing mortgages, were 45 basis points as a percentage of residential mortgages.

“The trend in asset quality represents dramatic improvement from the year end numbers. Based upon what we know today it appears as though we have turned the corner on credit quality costs. We conducted several property and equipment auctions during the quarter and were very pleased with the results,” stated Mr. Tuttle.

Total noninterest income increased to $2.91 million for the first quarter of 2010 from $1.93 million for the first quarter of 2009. Excluding net gains (losses) on security sales and the OTTI loss mentioned previously, noninterest income increased slightly to $2.28 million for the first quarter of 2010 from $2.13 million for the same period last year. Most of the increase for the first quarter of 2010 compared to 2009 was attributable to Merchants Trust Company income which increased 29% to $518 thousand from $401 thousand for the first quarter of this year compared to the same period last year.

Total noninterest expense decreased slightly to $9.47 million for the first quarter of 2010 from $9.54 million for the first quarter of 2009. There were a number of increases and decreases that contributed to this overall decrease. Salaries and wages increased to $3.70 million for the first quarter of this year, compared to $3.43 million for the same period last year. Legal and professional fees were $591 thousand for the first quarter of 2010 compared to $689 thousand for the first quarter of 2009, primarily due to the timing of projects and related expenses. Other noninterest expenses decreased $256 thousand to $1.32 million for the first quarter of 2010 compared to $1.58 million for the first quarter of 2009. Merchants sold one of its OREO properties during the first quarter of 2010 and recorded expense recoveries of approximately $318 thousand.

Michael R. Tuttle, Merchants’ President and Chief Executive Officer; and Janet P. Spitler, Merchants’ Chief Financial Officer, will host a conference call to discuss these earnings results at 9:30 a.m. Eastern Time on Friday, April 30, 2010. Interested parties may participate in the conference call by dialing (800) 230-1096; the title of the call is Earnings Release for Merchants Bancshares, Inc. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Friday, May 7, 2010. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 143116.

Vermont Matters. Merchants Bank strives to fulfill its role as the state’s leading independent community bank through a wide range of initiatives. The bank supports organizations throughout Vermont in addressing essential needs, sustaining community programs, providing small business and job start capital, funding financial literacy education and delivering enrichment through local sports activities.

Merchants Bank was established in 1849 in Burlington, Vermont. Its continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. Merchants Bank delivers this commitment through a branch-based system that includes: 34 community bank offices and 42 ATMs throughout Vermont; local branch presidents and personal bankers dedicated to high-quality customer service; free online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Free Checking for Life®, Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. Merchants Bank offers a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state; these teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to Merchants Bank information, programs, and services. Merchants’ stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Some of the statements contained in this press release may constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants’ current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants’ actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants’ control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants’ markets, and changes in the financial condition of Merchants’ borrowers. The forward-looking statements contained herein represent Merchants’ judgment as of the date of this release, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants’ reports filed with the Securities and Exchange Commission.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	03/31/10	12/31/09	03/31/09	12/31/08
Balance Sheets - Period End

Total assets	$ 1,418,477	$ 1,435,248	$ 1,350,280	$ 1,341,210
Loans	908,869	918,538	892,579	847,127
Allowance for loan losses ("ALL")	9,950	10,976	9,446	8,894
Net loans	898,919	907,562	883,133	838,233
Securities available for sale	427,903	407,652	397,473	429,872
Securities held to maturity	1,045	1,159	1,586	1,737
Federal Home Loan Bank ("FHLB") stock	8,630	8,630	8,630	8,523
Federal funds sold and other short-term investments	5,270	10,270	260	111
Other assets	76,710	99,975	59,198	62,734
Deposits	1,036,069	1,043,319	976,886	930,797
Securities sold under agreement to repurchase and other short-term debt	172,801	179,718	92,705	124,408
Securities sold under agreement to repurchase, long-term	54,000	54,000	54,000	54,000
Other long-term debt	31,196	31,215	107,540	118,643
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	9,889	15,365	14,046	13,046
Shareholders' equity	93,903	91,012	84,484	79,697
Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,410,412	$ 1,412,900	$ 1,343,670	$ 1,320,845
Loans	915,569	920,846	865,962	825,395
Allowance for loan losses	11,173	11,510	9,238	8,596
Net loans	904,396	909,336	856,724	816,799
Securities available for sale and FHLB stock	413,799	371,059	427,661	436,712
Securities held to maturity	1,104	1,224	1,668	2,187
Federal funds sold and other short-term investments	20,068	63,553	5,073	2,420
Other assets	71,045	67,728	52,544	62,727
Deposits	1,029,183	1,037,955	948,484	946,534
Securities sold under agreement to repurchase and other short-term debt	169,713	148,282	113,521	96,736
Securities sold under agreement to repurchase, long-term	54,000	54,000	54,000	54,000
Other long-term debt	31,203	46,097	114,073	117,996
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	13,480	14,999	12,819	9,845
Shareholders' equity	92,214	90,948	80,154	75,115
Interest earning assets	1,350,540	1,356,682	1,300,364	1,266,714
Interest bearing liabilities	1,186,346	1,180,087	1,140,582	1,110,612
Ratios and Supplemental Information - Period End
Book value per share	$ 16.07	$ 15.65	$ 14.62	$ 13.89
Book value per share (1)	$ 15.26	$ 14.82	$ 13.88	$ 13.15
Tier I leverage ratio	7.85%	7.67%	7.42%	7.42%
Tangible capital ratio (2)	6.62%	6.34%	6.26%	5.94%
Period end common shares outstanding (1)	6,153,361	6,141,823	6,084,600	6,061,182
Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 9,029	$ 14,481	$ 11,519	$ 11,643
Nonperforming assets ("NPAs")	$ 9,698	$ 15,136	$ 12,322	$ 12,445
NPLs as a percent of total loans	0.99%	1.58%	1.29%	1.37%
NPAs as a percent of total assets	0.68%	1.05%	0.91%	0.93%
ALL as a percent of NPLs	110%	76%	82%	76%
ALL as a percent of total loans	1.09%	1.19%	1.06%	1.05%

(1)

This book value and period end common shares outstanding includes 309,583; 326,453; 307,809 and 323,754 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended
	March 31,		December 31,
	2010	2009	2009
Operating Results
Interest income
Interest and fees on loans	$ 11,489	$ 11,768	$ 11,855
Interest and dividends on investments	3,743	5,267	4,158
Total interest and dividend income	15,232	17,035	16,013
Interest expense
Deposits	1,564	2,836	1,854
Short-term borrowings	409	85	308
Long-term debt	994	1,773	1,147
Total interest expense	2,967	4,694	3,309
Net interest income	12,265	12,341	12,704
Provision for credit losses	600	900	600
Net interest income after provision for credit losses	11,665	11,441	12,104
Noninterest income
Trust Company income	518	401	469
Service charges on deposits	1,239	1,238	1,454
Gain (loss) on investment securities, net	709	(205)	1,163
Other-than-temporary impairment losses on securities	(80)	--	--
Equity in losses of real estate limited partnerships, net	(434)	(463)	(583)
Other noninterest income	958	958	875
Total noninterest income	2,910	1,929	3,378
Noninterest expense
Salaries and wages	3,701	3,425	4,210
Employee benefits	1,270	1,260	663
Occupancy and equipment expenses	1,610	1,639	1,616
Legal and professional fees	591	689	600
Marketing expenses	315	341	328
State franchise taxes	279	298	276
FDIC Insurance	380	314	315
Other noninterest expense	1,320	1,576	2,410
Total noninterest expense	9,466	9,542	10,418
Income before provision for income taxes	5,109	3,828	5,064
Provision for income taxes	1,280	922	1,268
Net income	$ 3,829	$ 2,906	$ 3,796
Ratios and Supplemental Information
Weighted average common shares outstanding	6,151,639	6,068,082	6,139,739
Weighted average diluted shares outstanding	6,151,639	6,069,955	6,139,739
Basic earnings per common share	$ 0.62	$ 0.48	$ 0.62
Diluted earnings per common share	$ 0.62	$ 0.48	$ 0.62
Return on average assets	1.09%	0.87%	1.07%
Return on average shareholders' equity	16.61%	14.50%	16.69%
Net interest rate spread	3.61%	3.65%	3.61%
Net interest margin	3.73%	3.85%	3.75%
Net recoveries (charge-offs) to Average Loans	(0.21%)	(0.04%)	(0.09%)
Net recoveries (charge-offs)	$ (1,892)	$ (348)	$ (824)
Efficiency ratio (1)	61.18%	61.65%	58.81%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of March 31, 2010, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $3.88 million.